                                                                   Exhibit 10.66

                   (English Translation of Original Document)

STOCK PURCHASE, DEBT ACKNOWLEDGMENT, MORTGAGE, AND TERMINATION OF OBLIGATIONS AGREEMENT (THE "AGREEMENT") ENTERED INTO BY:

(i) NATIONAL FINANCIERA, S.N.C., IN ITS CAPACITY AS FINANCIAL TRUST INSTITUTION CAPITALIZATION AND INVESTMENT FUND FOR THE RURAL SECTOR ("FOCIR"), as Seller, represented herein by Francisco Javier Delgado Mendoza;

(ii) The mercantile company organized and existing under the laws of the United Mexican States "SIERRA RANCHOS, S.A. DE C.V." ("PURCHASER"); represented herein by Mr. Jakes Jordaan, in its capacity as Sole Administrator.

(iii) The company "THE UNIMARK GROUP, INC." organized under the laws of the State of Texas of the United States of America ("UNIMARK"); represented herein by Mr. Jakes Jordan, as legal representative.

(iv) The mercantile company organized and existing under the laws of the United Mexican States "GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V." ("GISE" or the "JOINT OBLIGOR"); represented herein by Mr. Jakes Jordaan, as legal representative.

Pursuant to the following Recitals, Representations, and Clauses:

R E C I T A L S

1. On February 21, 2000, UNIMARK, the company GMARTINEZ, S.A. DE C.V. ("GM") and JOSE MARTINEZ BROHEZ ("JMB"), collectively, the "Private Shareholders", entered into, along with FOCIR, a Management Partnership Agreement (Convenio de Asociacion Empresarial) (hereinafter "CAE"), through which FOCIR and the Private Shareholders agreed to contribute to the equity interest of GISE, for the purpose of creating the Investment Project described therein.

2. Pursuant to the terms of the CAE, the participation in the equity interest of GISE on the part of FOCIR increased to $48,000,000.00 (Forty-eight million and 00/100 pesos).

3. As provided in the CAE, pursuant to the general ordinary shareholders meeting of GISE, held February 21, 2000, formalized in public deed number 7452 before Blanca Amalia Cano Garza de Bello, registered in the Public Notary Office number 187 of Ciudad Victoria, Tamaulipas, FOCIR took out 26,179,127 representative shares of working capital of GISE without assigning a nominal value, paying as consideration, on February 25, 2000 an amount of $30,000,000.00 (Thirty million and 00/100 pesos).

4. In the general shareholders meeting referenced in the preceding paragraph, the shareholders of GISE agreed to the increase of the variable working capital of GISE up to the amount of $68,000,000.00 (Sixty-eight million and 00/100 pesos), authorizing the Board of Directors to issue the titles representing the increase in working capital, and maintaining for such effects any unsubscribed shares in the treasury of the company.

5. Pursuant to the above-referenced issue of shares, on June 30, 2000, FOCIR contributed $13,116,000.00 (Thirteen million, one hundred sixteen thousand and 00/100 pesos) to the equity interest of GISE and on November 16, 2000 contributed $3,917,971.00 (Three million, nine hundred seventeen thousand, nine hundred seventy-one and 00/100 pesos) comprising almost the total amount of contributions to the equity interest of GISE committed under the CAE, and increasing the share participation of FOCIR in GISE to $47,033,971.00 (Forty-seven million, thirty-three thousand, nine hundred seventy-one 00/100 pesos).

6. Pursuant to the above-referenced contributions of FOCIR to the equity interest of GISE, the Fund subscribed and paid for a total of 26,003,444 ordinary shares, nominally represented in the variable capital of the company, of the 160,069,799 shares that represent the total of the equity interest subscribed and paid of GISE as of the date hereof.

7. Pursuant to clause Fourth of the CAE, the participation of FOCIR would be temporary and would remain effective for a period of nine (9) years, beginning from the date of the first share contribution by FOCIR in the equity interest of GISE, i.e. its equity participation would conclude on February 25, 2009.

8. Pursuant to clause Fourth of the CAE, the Private Shareholders have the option to purchase in advance the shares repreentative of the capital stock of FOCIR. Therefore, so as to accommodate the interest of the parties to the CAE and party hereto; FOCIR, GISE, and UNIMARK executed a "Letter of Intent with Terms and Conditions" (Carta de Intencion con Terminos y Condiciones) in which they expressly, but not exclusively, set forth the terms and conditions by which they agreed to implement and eventually to formalize the resolutions of each and every obligation contained in such, as well as an acknowledgment of a debt resulting from the purchase price of the representative shares of the equity interest of GISE, property of FOCIR. A copy of such Letter of Intent is attached hereto as Exhibit A.

9. Pursuant to an agreement by the General Manager of FOCIR, pursuant to the powers granted by the H. Techical Committee, the disinvestment by FOCIR in the equity interest of GISE, in the amount of $47,034,000.00 (Forty-seven million, thirty-three thousand and 00/100 pesos), was authorized which represents the "historic" value of the share participation of this Fund, under the credit conditions set forth herein.

10. On August 2, 2004, GISE held at a General Shareholders Meeting, whereby, among others, they adopted the legal and statutory resolutions necessary for GISE and the Private Shareholders to execute this Agreement, as evidenced in public deed number 13,344, granted before Mr. Francisco Hugues Velez, Public Notary No. 212 of the Federal District.

RE P R E S E N T A T I O N S

1.    FOCIR represents that:

(i) It is a Public Trust, organized by the Ministry of Finance and Public Credit and Nacional Financiera, S.N.C. (Secretaria de Hacienda y Credito Publico y Nacional Financiera, S.N.C.) under the laws of the United Mexican States, fully authorized in accordance with its purpose to enter into this Agreement.

(ii) The legal representative has the legal capacity and sufficient authority to execute this Agreement, which have not been revoked, modified or restricted in any manner as of the date hereof.

(iii) Based on the representations and warranties of GISE and the Private Shareholders, it is prepared to enter into this Agreement, on the terms and conditions set forth herein.

2.    THE PURCHASER represents that:

(i) It is a mercantile company duly organized and existing pursuant to the laws of the United Mexican States, fully authorized in accordance with its corporate purpose to execute this Agreement, as evidenced in public deed number 13,348 dated August 4, 2004, granted before Mr. Francisco Hugues Velez, Notary Public number 212 of the Federal District, pending its registration.

(ii) Its legal representative has the legal capacity and sufficient authority to execute the present Agreements, which, as of the date hereof, have not been revoked, modified, or restricted in any manner, as evidenced in the aforementioned public deed .

(iii) It agrees to execute this Agreement, on the terms and conditions set forth herein.

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(iv) As set forth in the letters attached hereto as Annex "B", "GM", and "JMB"
have expressly and irrevocably waived (i) any right of first refusal granted to them under article XIII of the By-laws of GISE to acquire, on a pro rata basis to the number of shares held by it in GISE, the shares property of FOCIR, representative of the capital stock of GISE, to be transferred in favor of THE BUYER, as well as (ii) the procedure set forth in article XIII of the Bylaws of GISE for the transfer of shares representative of its capital stock.

3.    GISE represents that:

(i) It is a mercantile company duly organized and existing under the laws of the United Mexican States, fully authorized in accordance with its corporate purpose to execute this Agreement, as evidenced in public deed number 953 dated August 2, 1988 granted before Blanca Amalia Cano Garza de Bello, Notary Public registered with the Public Notary Office number 187 of Ciudad Victoria, Tamaulipas, registered on August 29, 1988 in the Public Registry of Property and Commerce of Ciudad Victoria, Tamaulipas under number 65, Book 57, Commerce Section.

(ii) Its Legal Representative has the legal capacity and sufficient authority to execute the present Agreements, which have not been revoked, modified or restricted in any manner as of the date hereof, as evidenced by public deed number 13,348 dated August 4, 2004, granted before Mr. Francisco Hugues Velez, Notary Public number 212 of the Federal District, pending its registration.

(iii) It agrees to enter into this Agreement, on the terms and conditions set forth herein.

(iv) Its Federal Tax Registry is: GIS-880802-GH6.

(v) Its Shareholders Meeting dated August 2, 2004 authorized the transfer of shares referenced to in the Clause Second hereof, so as to create an obligation as set forth in the CAE, duly subscribed and signed by the Private Shareholders and by GISE.

4.    UNIMARK represents that:

(i) It is an American company, duly organized under the laws of the State of Texas on December 31, 1991 and registered on January 3, 1992, in the Corporate Section of the Secretary of State of Texas.

(ii) Its legal representative has the legal capacity and sufficient authority to execute the present Agreements, which as of the date hereof, have not been revoked, modified or restricted in any manner.

(iii) It agrees to execute this Agreement with FOCIR, pursuant to the terms and conditions set forth herein.

(iv) It agrees to terminate the Trust referenced in Clause First hereof, as set forth herein.

(v) It expressly and irrevocably waives (i) the right of first refusal granted by article XIII of the by-laws of GISE, to acquire, on a pro rata basis to the shares held by it in GISE, the shares owned by FOCIR representative of the capital stock of GISE to be transferred in favor of PURCHASER, as well as (ii) the procedure set forth in article XIII of the by-laws of GISE for the transfer of shares representative of its capital stock.

      Given the foregoing recitals and representations, the parties acknowledge the capacity in which they act and agree and submit to the following:

C L A U S E S

FIRST. DEFINITIONS

The terms used herein and set forth below will have the following meanings, whether plural or singular, capitalized or in lower case:

Shares. Means the shares representative of the capital stock of GISE to which Clause Second hereof refers to and that the BUYER buys from FOCIR.

Debt. Means the amount set forth in Clause Third Hereof, which represents the amount that THE PURCHASER acknowledges is owed to FOCIR for the purchase of the Shares, not including interest, expenses, premiums or any other amount generated by the Debt itself.

CAE. Shall mean the Convenio de Asociacion Empresarial referred to in Recital 1 hereof.

CCP. Means the last rate (Costo de Captacion a Plazo de Pasivos en Moneda Nacional) that Banco de Mexico deems representative of the collective of multiple banking institutions, published in the Official Federal Gazette (Diario Oficial de la Federacion) for the ordinary interest to the date on which each Interest Calculation Period begins and for the moratory interest to the date on which occurs the delay, recognizing that that both the ordinary and moratory interests with vary monthly together with the variations of the CCP.

Agreement. Means this Stock Purchase, Debt Acknowledgment, Mortgage, and Termination of Obligations Agreement.

Business Day. Means any day not considered a holiday in accordance with applicable provisions of the Mexican Banking System.

Payment Date(s). Mean(s) the last business day of the month of October of each of the years from 2004 to 2011.

Trust. Means the Irrevocable Guarantee Trust Agreement (Contrato de Fideicomiso Irrevocable de Garantia) entered into on February 21, 2000 by and among the Private Shareholders, GISE, and FOCIR with Banco Santander Mexicano, S.A., Institucion de Banca Multiple, Grupo Financiero Santander Mexicano, as trustee.

Notes. Mean the negotiable instruments to be subscribed by the BUYER duly guaranteed by GISE in favor of FOCIR to evidence the Debt.

Interest Calculation Period. Means the period of time for which the interest that accrue on the Indebtedness is calculated, the first Interest Calculation Period commencing the day of execution hereof and ending the last date of such month and each subsequent Interest Calculation Period beginning immediately after the completion of the previous Interest Calculation Period and ending the last day of such month and so on, recognizing that the computation thereof includes all the days of the Interest Calculation Period, provided that the last Interest Calculation Period of Indebtedness will end exactly on the date on which the last capital amortization payment is made.

Outstanding Indebtedness. Means the amount of capital of the Debt that has not been covered by THE BUYER in a specific date.

Cetes Rate. Means the average of the annual yield, equal to the discount of the Federation Treasury Certificates (Certificados de la Tesoreria de la Federacion) (Cetes) in the first exchange issued for a term of twenty-eight (28) days or for a substitute term in the case of non business days, corresponding to the auctions held during the immediately preceding month on the first date of each Interest Calculation Period or on the date on which the delay occurs, recognizing that both the ordinary and moratory interest will vary monthly together with the variations of the Cetes Rate.

TIIE Rate. Means the Interbank Balance Interest Rate (Tasa de Interes Interbancaria de Equilibrio) published periodically by Banco de Mexico in the Official Federal Gazette (Diario Oficial de la Federacion) on the last day of the preceding month, as well as of the date on which the first Credit Disbursement (Disposicion de Credito) as well as on the date on which the delay occurs, provided that the calculation of ordinary and moratory interests, as the case may be, will be made monthly based on the last Interbank Balance Interest Rate published in the preceding month, regardless of the term for which it was determined and if on such date various Interbank Balance Interest Rates for various terms are published the following will apply: (i) the Interbank Balance Interest Rate set for the term of twenty-eight (28) days; (ii) failing that, that Interbank Balance Interest Rate for term of greater than twenty-eight (28) days that is closest to the length of such term; and (iii) failing that, the Interbank Balance Interest Rate for a term of less than twenty-eight (28) days that is closest to the length of such term, recognizing that both the ordinary and moratory interest rates will vary monthly together with the variations in the TIIE.

SECOND. PURCHASE

In accordance herewith, in order to accommodate the interests of Unimark, GISE, and FOCIR, THE PURCHASER purchases for FOCIR, which, in turn sells each and every of its shares representing the equity interest of GISE duly subscribed and paid for by FOCIR (the "Shares") as set forth below, for the price of $47,034,000.00 (forty-seven million, thirty-four thousand and 00/100 pesos).

The Shares acquired by the PURCHASER are those represented by the following share certificate:

CERTIFICATE             SERIES            SHARES REPRESENTED       AMOUNT
-----------             ------            ------------------       ------
     9                    B                   26,003,444            N/A

In connection herewith, FOCIR will deliver to THE PURCHASER the stock titles described in this clause, duly endorsed in blank in its favor, for the purpose of delivering the shares in connection with the purchase.

FOCIR and THE PURCHASER expressly agree that the purchase price of the Shares will be paid to FOCIR within a maximum period of seven years, three months, accrued beginning with the signature hereof, made in seven annual partial payments in consecutive installments on the Debt Payment Dates, pursuant to the conditions set forth in the Clause Sixth hereof.

As a result the execution of this Agreement, FOCIR grants to THE PURCHASER the broadest receipt allowable by law with respect to the fulfillment of the obligation delivery of the purchase price, on the understanding that as of the date hereof THE PURCHASER acknowledges that it owes to FOCIR the amount of Debt, same that amounts to the purchase price.

In virtue of the foregoing, GISE agrees to register the transfer of Shares referred to in this clause in its Shareholders Registry Book.

THIRD. DEBT ACKNOWLEDGMENT

As consideration for the Purchase of the Shares referenced in Clause SECOND hereof, THE PURCHASER expressly and irrevocably acknowledges that as of the date hereof it owes to FOCIR the amount of $47,034,000.00 (forty-seven million, thirty-four thousand and 00/100 pesos) (the "Debt"), on the understanding that the Debt will accrue ordinary and moratory interest, as the case may be, from the date of execution hereof at the interest rate and under the conditions set forth in Clause Fifth hereof.

The amount of the Debt does not include interest and expenses arising from this Agreement.

FOURTH. TERMINATION OF THE TRUST

As a result of the purchase of Shares referred to in Clause Second hereof, FOCIR, in its capacity as Trustee, and UNIMARK, in their capacity as settlor, who must obtain the consent of the rest of the settlers (the "Settlors"), hereby demonstrate their express and irrevocable intent to terminate the Trust.

Considering the foregoing, the parties agree to notify the Trustee of their decision to terminate the Trust, so that said institution, together with FOCIR in its capacity as Trustee, and the Private Shareholders in their capacity of Settlors, and pursuant to the provisions on fraction I of article 392 of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Titulos y Operaciones de Credito), will carry out the corresponding termination, as well as see to other necessary matters for the formalization of said termination and to conform to the provisions of article 393 of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Titulos y Operaciones de Credito), the return being in favor of the Settlors of the pledged interests, recognizing that any expense arising in connection with the termination of the Trust will be charged to the Settlors.

FIFTH. DEBT INTEREST

The Debt will accrue ordinary and moratory interest from the date of execution hereof, which will be calculated on a basis of a year of three hundred sixty
(360) days and of days which have effectively elapsed.

A)    ORDINARY INTEREST.

THE PURCHASER hereby agrees to pay to FOCIR on a quarterly basis, with no need for a prior request, the ordinary interest accrued on the Indebtedness in effect and calculated as set forth in this Clause, the last business day of the months of October 2004; January, April, July, and October of each of the years from 2005 to 2011.

The Amount of Indebtedness in effect will accrue ordinary interest monthly, which will be calculated to the last day of each Interest Calculation Period at the rate obtained from adding 2.5 (two point five) percentage points to the CETES Rate.

The foregoing is made on the understanding that the monthly calculation will be obtained by multiplying the average of the Amount of Indebtedness in effect by the Cetes Rate plus 2.5 (two point five) percentage points, and dividing the result among 360 (three hundred sixty) days and multiplying by the number of calendar days falling within each Interest Calculation Period.

The interest accrued in each period will be added and paid on the dates of interest payment set forth in this Clause.

B)    MORATORY INTERESTS.

THE PURCHASER expressly and irrevocably acknowledges that in the event of a delay in the timely and total payment of the amounts derived from the Debt, the unpaid amount will accrue moratory interest from the due date until the day on which it is fully paid. Such interests will be payable on demand, at the annual rate obtained by multiplying the constant of 1.5 (one point five) (the "Constant") by the ordinary interest rate set forth in letter A) above, recognizing that the moratory interest rates will vary monthly together with the variations of the Cetes Rate during the period of the duration of the delay.

In any event, while the delay exists and continues, the Debt will accrue only moratory interest.

C)    SUBSTITUTE RATES:

I. If the Cetes Rate ceases to exist, FOCIR will calculate the applicable ordinary and moratory interest, or the moratory interest applicable to the Indebtedness, in accordance with the following priorities:

(a) The Outstanding Debt in effect will accrue ordinary interest at the annual rate obtained by adding 2.5 (two point five) percentage points to the TIIE Rate.

In an even of delay of the timely and complete payment of the amounts derived from the Debt, the unpaid amount will accrue moratory interest from the date of its occurrence until the date on which it is fully paid, payable on demand, at the annual rate obtained by multiplying the Constant by the ordinary rate specified in the preceding paragraph (a) above.

(b) If the TIIE Rate ceases to exist, the Ioutstanding Debt in effect will accrue ordinary interest at the annual rate obtained by adding 2.5 (two point five) percentage points to the CCP.

In the event of a delay in the timely and full payment of the amounts derived from the Debt, the unpaid amount will accrue moratory interest from the date of its occurrence until the day on which it is fully paid, payable on demand, at the annual rate resulting from multiplying the Constant by the ordinary rate specified in the preceding paragraph.

II. If not possible to determine the interest in accordance with this Agreement, FOCIR may consider the debt payment term to be accelerated and in such case, the PURCHASER, at the request of FOCIR, for a term of ten (10) calendar days there from , will prepay the Indebtedness without penalty or premium, together with the interest accrued and unpaid as of that date, determined pursuant to the last calculable interest rate as set forth hereunder. If the PURCHASER does not make such prepayment pursuant to the stipulations hereof, from that date moratory interest will generate in favor of FOCIR, as of the due date of such term, same that will be payable on demand, and will be calculated at the set fifth in paragraph (b) above, which will be calculated at the last applied rate.

SIXTH. DEBT AMORTIZATION

The PURCHASER, with no need for prior request, agrees to pay to FOCIR the Outstanding debt over seven (7) annual and consecutive amortizations, paid exactly on the Debt Payment Dates and in the amounts set forth below and in the relevant Note, recognizing that the PURCHASER will make the payment of the first amortization of the debt in the month of October of 2005, as set forth in the following table:

AMORTIZATION                         PAYMENT DATE                                          AMOUNT
------------                         ------------                                          ------
    1                      Last business day of October 2005                          $  2,350,000.00

    2                      Last business day of October 2006                          $  4,700,000.00

    3                      Last business day of October 2007                          $  7,060,000.00

    4                      Last business day of October 2008                          $  8,230,000.00

    5                      Last business day of October 2009                          $  8,230,000.00

    6                      Last business day of October 2010                          $  8,230,000.00

    7                      Last business day of October 2011                          $  8,234,000.00

                           TOTAL                                                      $ 47,034,000.00

SEVENTH. APPLICATION OF PARTIAL PAYMENTS

In the event that the PURCHASER makes partial payments under the Debt, the parties agree that such payments should be applied by FOCIR in the following priority: (i) expenses, (ii) moratory interest, (iii) ordinary interest due,
(iv) matured indebtedness, (v) ordinary interest in effect, (vi) Outstanding debt applied to the next amortization and in the event that there are any amounts remaining, they shall be applied in the reverse order of their due dates.

EIGHTH. PREPAYMENT

The PURCHASER shall pay the amount of the Debt before it is due, either partially or fully, without any penalty or premium.

In the event of partial or full payments referred to in this clause, and unless FOCIR shall agree otherwise in writing, (i) the PURCHASER agrees to pay FOCIR for all costs and expenses incurred in connection with acceptance of such prepayment, which may not include fund breakage costs, (ii) the PURCHASER will pay all interest accrued and unpaid on the Indebtedness, as applicable, that may be prepaid, (iii) all prepayment shall apply in the same order set forth in the Clause Application of Partial Payments.

NINTH. PLACE AND MANNER OF PAYMENT OF THE DEBT

All amounts payable to FOCIR in connection herewith, will be payable in National Currency, on the date of maturity and with no need for a prior request, at the domicile of FOCIR, located as of the date hereto at

Av. Paseo de los Tamarindos, No. 400 B, Edificio Arcos 1, Torre Oriente, 10th Floor, Colonia Bosques de las Lomas, Delegacion Cuajimalpa, Mexico, D.F., C.P. 05120, or at any other location or in any other manner which FOCIR may request in writing of the person making the payment at least fifteen (15) calendar days in advance of the next payment date.

All payments falling on a non business day shall be made on the immediately preceding business day.

TENTH. MORTGAGE

In order to secure the fulfillment of all obligations in connection herewith by THE BUYER, for the purpose of principle amount, ordinary and moratory interest, legal fees and expenses, as the case may be (the #Secured Obligations"), GISE creates a first priority mortgage (hipoteca en primer lugar y primer grado de prelacion registral) in favor of FOCIR, on the real properties described in EXHIBIT "C" hereto and deemed a part hereof (the "Real Estate").

The mortgage created shall extend to the natural accessions of the Real Properties, to the improvements done by the owners of said Real Properties, to the personal property permanently fixed to the properties that cannot be separated without damaging the properties or the fixtures, to the new buildings that the owners construct over the mortgaged Properties and the new floors that are constructed in the burdened buildings, to the rents due and not paid on time to demand the compliance with the Secured Obligations, as well as to everything corresponding in fact or in law to the mortgaged properties, without reservation or limitation, pursuant to articles 2896 and 2897 of the Civil Code of the Federal District and its correlative articles in the Civil Code of the state where each of the Real Properties is located.

The mortgage to which this Clause refers to, will not include the proceeds that the mortgaged assets produce.

The mortgage referred to in this clause will secure the interest payable even when they exceed three years for their prescribed time, which in due time shall be noted with the corresponding Public Registry of Property. Also, the created mortgage will exist until it is fully charged to FOCIR receives all that is owed it in connection herewith, including principal amount, interest and any incidentals related thereto.

Unless otherwise agreed to in writing by GISE and FOCIR, they expressly agree that each of the mortgaged assets will secure in full, the total payment of the Secured Obligations.

GISE also agrees that in the event that any of the Real Properties decrease in value to the extent that they no longer cover the amount of Secured Obligations, it shall grant additional guaranties, to the satisfaction of FOCIR, within a term of sixty (60) calendar days commencing from the moment in which they are aware of such decrease in value.

The parties unequivocally agree that noncompliance with any obligations on the part of GISE, set forth in this Clause, will be sufficient cause for FOCIR to have the power declare an acceleration event of the debt and its incidentals, by simple written notice to the PURCHASER and/or GISE.

FOCIR and GISE expressly and irrevocably agree that as of the date hereof, GISE shall have a period of sixty (60) calendar days to appear before the notary public of their choice to formalize the mortgage created on the Real Properties, as well as to register the corresponding deed before the Public Registry of Property that they are the owners of said guarantees, on the understanding that said registration should be granted to FOCIR as a first priority interest (primer lugar y grado de prelacion registral), except as set forth in the following paragraphs.

The parties also acknowledge that in the event of noncompliance on the part of GISE with the obligation set forth in the immediately preceding paragraph, FOCIR may solicit the notary public of its choice to formalize the mortgage created over the Real Properties referenced herein, whose expenses will be charged to GISE and/or THE PURCHASER, furthermore, GISE agrees to appear in the execution of such deed.

The parties expressly and irrevocably acknowledge and accept that as of the date hereof, only the Real Properties identified in EXHIBIT "C" with numbers 4 and 11, evidence liens duly registered in the Public Registry of Property (the "Liens"). The property identified under number 4, evidences two liens and the one identified under number 11, evidences a lien. In virtue of the foregoing, GISA expressly and irrevocably agrees to carry out all related necessary matters within a period of a maximum of ninety (90) calendar days following the date of execution hereof, and present to FOCIR sufficient evidence of the cancellation of the Liens over the Real Property, provided that during the cancellation process, the lien will be registered in the Public Registry of Property of the corresponding location and with the relevant priority.

Finally, GISE agrees and FOCIR accepts that GISE will have 120 calendar days as of the date of execution of this Agreement to create a first priority mortgage in favor of FOCIR regarding the property identified as in Exhibit "D", same that will secure the performance of the Secured Obligations in the same terms and conditions set forth in this Clause. In the event that GISE can't grant the mortgage over such property, within the abovementioned term, it agrees to grant an additional mortgage in favor of and satisfactory to FOCIR.

ELEVENTH. INSURANCE

A. GISE agrees to contract with an insurance company acceptable to FOCIR and to maintain during the term of this Agreement, insurance against any type of risk in conformity with the common industry standards and pursuant to this Agreement, over the Real Properties for its fair value. The irrevocable beneficiary of such insurance shall be FOCIR.

In connection therewith, GISE agrees to inform FOCIR in writing, within thirty
(30) calendar days following the execution hereof of the type of coverage provided by the contracted insurance, so that FOCIR certify its conformity therewith. FOCIR may authorize amendments to its insurance programs during the term hereof, for which a letter issued by FOCIR to GISE will be sufficient, who shall carry out the actions necessary to put into effect such amendment.

In the event that the contracting of insurance proves to be financially unviable further to a study done by GISE, he shall inform FOCIR of such situation as FOCIR certifies what follows, on the understanding that FOCIR shall exempt GISE from the contracting of insurance if it considers that such unviability is duly evidenced.

Once FOCIR certifies the conformity of the insurance that cover the Real Property, GISE will have a period of thirty (30) business days following the day on which the insurance is obtained from the insurance company (but in any event no later than thirty (30) calendar days following the date on which FOCIR certifies its conformity with the type of coverage it is required to obtain).

B. GISE shall deliver copies of the respective insurance policies to FOCIR within two (2) business days following the day on which the policies are obtained from the insurance company (but in any event no later than thirty (30) calendar days following the date on which FOCIR certifies its conformity with the type of coverage it is required to obtain).

C. GISE agrees to confirm with FOCIR the payment of the premiums related to said insurance with the corresponding payment receipts, within two (2) business days following the receipt of the request by FOCIR.

D. Notwithstanding the provisions set forth in Clause of Acceleration Events hereof, in the event that for any reason GISE does not comply with any of its obligations set forth in this Clause, FOCIR will be expressly authorized to contract such insurance in the name of GISE, as the case may be, and to pay all amounts required to maintain such insurance in effect, in which case either of GISE or THE PURCHASER are obligated to pay, on sight, to FOCIR the amounts contributed by it for such purposes, recognizing that said amounts will cause the moratory interest calculated by the moratory interest rate set forth in paragraph B) of the Clause of Debt Interest, from the date on which the contribution was made on the part of FOCIR and until the day on which they are fully paid.

TWELFTH. SOLE OBLIGATION

To secure the compliance with all Secured Obligations, in this act and by the terms of articles 1987, 1988, and 1989 and others applicable of the Civil Code for the Federal District, the mercantile company named GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V. (GISE) becomes the Joint Obligor of THE PURCHASER under FOCIR.

THIRTEENTH. CONDITIONAL DEPOSIT

GISE evidences that to the date hereof it has been carrying out a series of measures so as to contribute various common use lands (terrenos ejidales de uso comun), comprised of the Ejido Laguna del Mante, that together comprise the lot known as "FLOR DE MARIA", to the working capital of GISE, with the subsequent cancellation of the registration before the National Agrarian Registry, its registration in the name of GISE, and its due registration before the Public Registry of Property.

The parties who affix their signature hereto acknowledge that with respect to the reciprocal support granted as a consequence of the management association that has bound them as of the date hereof, FOCIR assumes the obligation to appear with and to support GISE, so that both parties exercise their best efforts so that the matters set forth in the preceding paragraph are carried out successfully. To such effect, GISE will create a deposit of the minimum amount of $8,4000,000.00 (Eight million, four hundred thousand and 00/100 pesos) under a Conditional Deposit Agreement to be executed with a credit institution, for the purpose of guaranteeing the funds of resources to accomplish the matters set forth in this Clause.

FOURTEENTH. OBLIGATIONS OF THE PURCHASER (AND GISE)

Unless FOCIR otherwise consents in writing, so long as the Debt and accrued interest are not fully paid, in connection herewith, GISE and THE PURCHASER, as applicableagree with FOCIR to the following:

a) To provide FOCIR within thirty (30) calendar days following the end of each quarter of each of its fiscal years, quarterly financial statements of GISE (balances, income statements, cash flow) duly certified by its General Manager and / or Financial Manager, as well as an insurance report.

b) To provide to FOCIR no later than the month of May following each of its fiscal years, audited consolidated financial statements of GISE (balances, financial statements) together with a report of its General Manager and / or Financial Manager. The in-house auditor shall be previously approved by FOCIR.

c) To provide in writing to FOCIR:

(i) Prompt notification, no later than ten (10) calendar days following the day on which it has knowledge thereof, of any event that constitutes or, that with the passage of time will constitute, a reason for acceleration event, together with a declaration that describing such event; as well as the proposed measures to be adopted with respect thereto.

(ii) Prompt notification, no later than ten (10) calendar days following that on which it has knowledge thereof, of the existence of any action, claim, suit or proceeding against THE PURCHASER or GISE or any labor conflict, provided that it can reasonably anticipate that said litigation or suit will have a material adverse effect on its financial situation.

(iii) All reasonable and relevant information referring to THE PURCHASER and GISE and their financial situation, provided that such information is produced by them in their daily administration, that FOCIR directly or through a third party requests with at least ten (10) business days in advance, provided that FOCIR may request balances or accounting statements, facts or documents, when in its judgment it is necessary to verify the compliance with the obligations entered into by THE PURCHASER and / or the JOINT OBLIGOR in connection herewith, and they shall be obliged to provide the necessary powers for such purposes and to permit access to their company, without interfering with its say to day business, for the people designated by FOCIR for such purpose.

d) Preserve and maintain in full effect their corporate existence, as well as all rights, licenses, permits, authorizations, certifications, registrations, and approvals required to carry out its operations in each jurisdiction in which it operates, throughout the life of this Agreement, provided that the lack thereof could have a material adverse effect on its financial situation.

e) To allow, within business days and hours, and without such inspection interfering with its day to day business, the persons designated by FOCIR to inspect the Real Property or the personal property of the PURCHASER, at any time with ten Business Days in avance.

f) To pay the fiscal debts and the fees of IMSS, of INFONAVIT, the fees of SAR, contributions to AFORES, except for those that are contested in good faith in appropriate proceedings and previous creation of the corresponding reserves and for those whose failure to pay does not, nor reasonably can be anticipated to have, a material adverse effect on its financial situation.

g) GISE agrees to inform FOCIR in writing, within ten (10) business days following the day on which it occurs, or the day in which it becomes aware of its eventual occurrence, whichever occurs first, should GISE do any of the following:

(i) Reduce its working capital.

(ii) Modify its corporate purpose or change its commercial course.

(iii) Enter into a state of dissolution or liquidation.

(iv) Merge with another company or spin-off.

(v) To transfer in any manner its assets, provided that they are significant, and that such transfer could have an adverse effect on its financial situation.

(vi) Change its principle shareholders, provided that they cease having majority control over GISE.

(vii) Create a lien over its fixed assets, except for liens whose existence was reported to FOCIR prior to the date hereof.

(viii) Grant securities, guarantees, pledges or assume other contingent guaranteed obligations the compliance of obligations of third parties, except for those that are granted to its employees or subsidiaries, or those companies with which it has an economic relationship.

(ix) Lease, sublease, give a loan (comodato) or in any other manner transfer the possession, property, use or operation of its assets to any third party, or amend, alter, replace its assets.

(x) Acquire additional liabilities.

H) GISE shall carry out each and every of the actions necessary to cancel the Liens.

FIFTEENTH. ACCELERATION EVENTS

THE PURCHASER and THE JOINT OBLIGOR expressly acknowledge and accept that the execution hereof on the part of FOCIR is based on other factors, in the obligation they acquire to comply with each of the obligations assumed on connection with the execution hereof, and especially, on the obligations referred to in Clause Fifteen and those contained in this clause, with which they are in agreement that the noncompliance with any of such obligations would be sufficient cause for FOCIR to declare an acceleration event with respect to the payment of the Debt and its incidentals, by a simple written notice to either of THE PURCHASER and / or the JOINT OBLIGOR.

In light of the foregoing, FOCIR can declare an acceleration event under this Agreement for the noncompliance on the part of THE PURCHASER and / or the JOINT OBLIGOR of any of the obligations contained herein, especially those contained in Clause Fourteenth, as well as for any of the following reasons:

a) If the principal sum of the Debt, the interest thereon or any costs or fees caused in connection herewith is not paid punctually,.

b) If any information provided to FOCIR by GISE or by UNIMARK in connection herewith turn out to be false, or fraudulently incorrect or incomplete, so long as the error is relevant.

c) If a proceeding against GISE is initiated for the purpose of declaring bankruptcy, or subjecting it to collections (Concurso) unless said proceeding, in the opinion of FOCIR, was grossly irrelevant.

d) If there is noncompliance with the provisions of the Clause Mortgage.

e) As otherwise provided by law.

SIXTEENTH. TERMINATION OF THE MANAGEMENT PARTNERSHIP

FOCIR, UNIMARK, and GISE, hereby expressly agree to terminate the CAE for all existing legal effects, as well as to obtain the consent of all other parties to the same, for which, as of this date, all rights acquired and obligations assumed reciprocally between them and with respect to GM and JMB, for the purpose of the CAE are extinguished.

FOCIR, UNIMARK, and GISE acknowledge not to not assume any obligation or any loan among them with respect to the CAE. With the execution hereof by FOCIR, UNIMARK, and GISE they grant reciprocally the broadest termination allowed by law with respect to (i) the fulfillment of the obligations set forth in the CAE and (ii) all obligations established in the by-laws of GISE, for which they reserve no rights and / or shares among them in connection with the obligations contained in said legal instruments and with respect to which they grant the termination provided for herein.

SEVENTEENTH. NOTICES

In connection herewith, each of the parties designates the following as its conventional domicile to receive all types of notices:

FOCIR:

      Paseo de los Tamarindos No. 400, Edificio Arcos 1, Torre oriente, 10th Floor, Colonia Bosques de las Lomas, Delegacion Cuajimalpa, Mexico, D. F., C.P. 05120.

UNIMARK:

      Carretera Mexico-Laredo, Kilometro 128+150, Predio "El Cielo", Tramo Mante-Ciudad Victoria, Municipio Gomez Farias, Tamaulipas, Mexico. Tel:
      831-89-84-538.

GISE:

Carretera Mexico-Laredo, Kilometro 128+150, Predio "El Cielo", Tramo Mante-Ciudad Victoria, Municipio Gomez Farias, Tamaulipas, Mexico. Tel:
831-89-84-538.

The parties agree that with respect to the notices to be delivered to GISE and UNIMARK, such may be delivered simultaneously with a copy to "GALICIA y ROBLES, S.C." with its domicile located in Blvd. Manuel Avila Camacho No. 24, Piso 7, Torre del Bosque, Colonia Lomas de Chapultepec, C.P. 11000, Mexico, D.F., addressed to Mr. Ignacio Pesqueira Taunton, provided that delivery of such notice will remain subject to the sole discretion of FOCIR, as a result, the sole notice to GISE and/or UNIMARK will be necessary.

      If the parties fail to notify in writing any change of domicile, the notices and other judicial and nonjudicial diligence made to the domiciles indicated above will be in full effect.

EIGHTEENTH. ASSIGNMENT OF DEBT

THE PURCHASER may not assign its rights or obligations hereunder or under the Note.

The parties expressly agree that FOCIR has the authority to assign part or all of its rights arising herefrom, including the unpaid expired interests, as convenient to FOCIR, without any requirements beyond notifying THE PURCHASER and/or GISE regarding the assignment, pursuant to applicable legal provisions.

Likewise, the PURCHASER and GISE expressly authorizes FOCIR to endorse, or in any other manner, negotiate, even before the expiration of this Contract, the Notes by which the Debt is documented, acting for this purpose as attorney-in-fact of the holders of the Notes, for which purpose FOCIR will continue to be responsible for monitoring and conserving the pledged securities. For this purpose, FOCIR is authorized to assign or discount the debt so documented.

NINETEENTH. WAIVER OF RIGHTS

No failure on the part of FOCIR to exercise the rights set forth herein shall constitute a waiver thereof, nor shall a singular or partial exercise on the part of FOCIR of any right derived hereunder exclude any other right, authority or privilege.

TWENTY. AMENDMENTS TO THE AGREEMENT

No amendment or waiver to any provision hereof and no consent given to GISE or UNIMARK to alter the Contract will be effective, unless in writing and signed by FOCIR, THE PURCHASER, and GISE, and even in such case, such waiver or consent will be effective only with respect to the specific purpose for which it was granted.

TWENTY-FIRST. HEADINGS

The parties agree that the headings used in the Clauses hereof are for reference only and in no way limit the content and interpretation thereof, which clauses will be interpreted in all cases as agreed by the parties in said Clauses.

TWENTY-SECOND. APPLICABLE LAW

The parties agree that this Agreement will be governed and interpreted in accordance with the laws of the United Mexican States and applicable statutes.

TWENTY-THIRD. JURISDICTION

For all matters related to the interpretation and fulfillment of the obligations created hereby, the parties submit to the jurisdiction of the competent courts of Mexico City, Federal District, expressly waiving the right to any other forum that may apply by reason of its domicile of for any other reason.

The parties being informed of the content, reach and legal force of this Agreement, sign four (4) counterparts, without any fraud, mistake, violence, unjust enrichment, illegitimacy, injury, bad faith or any other misconduct that affects the will of the parties, on this 4th day of the month of August of 2004 in the City of Mexico, Distrito Federal.

FOCIR
NACIONAL FINANCIERA, S.N.C., FIDUCIARIA EN EL FIDEICOMISO FONDO DE CAPITALIZACION E INVERSION DEL SECTOR RURAL
Represented by its Special Fiduciary Delegate

/s/ F. Javier Delgado Mendoza
-----------------------------
F. Javier Delgado Mendoza

"THE PURCHASER"
SIERRA RANCHOS, S.A. DE C.V.
Represented by:

/s/ Jakes Jordaan
-----------------
Jakes Jordaan

THE UNIMARK GROUP, INC.
Represented by:

/s/ Jakes Jordaan
-----------------
Jakes Jordaan

"THE JOINT OBLIGOR"
GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.
Represented by

/s/ Jakes Jordaan
-----------------
Jakes Jordaan